Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:      Walter Ida

(808) 946-1400

Territorial Savings Bank Announces Bonuses for Employees

Honolulu, Hawaii, December 27, 2017 - Territorial Savings Bank, (the “Bank”) a wholly-owned subsidiary of Territorial Bancorp Inc. (NASDAQ: TBNK), headquartered in Honolulu, Hawaii, announced that it is paying a bonus of $1,000 to most of its employees today.  This bonus is in addition to a $250 bonus that had been paid earlier in the month to the same employees, following a practice that has been in place for a number of years.

In addition, the Bank is increasing its starting wage to $15.00 per hour effective January 1, 2018.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “We regard our employees as the most valuable resource of our Bank.  They are our main contact with customers and the public and we want them to continue being our goodwill ambassadors.  We wish all of our employees a happy and prosperous 2018.”

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.